EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated this 26th day of May, 2000, is between DYADIC INTERNATIONAL, INC., [hereinafter, "DYADIC" or "Employer"], whose principal place of business is Jupiter, Florida, and RATNESH (RAY) CHANDRA [hereinafter "Employee"], presently a resident of 20 Devonwood Lane, Pittsford, New York 14534.

I. RECITALS:

A. This Agreement adopts and incorporates by reference the terms and conditions stated in DYADIC's March 28, 2000, offer letter to Employee, signed by Chief Operating Officer David Hooper, and accepted by Employee that same date. A true and accurate copy of this document is attached hereto as "Exhibit A."

B. The Parties further declare that the Employee has acknowledged to Employer's satisfaction, on March 28, 2000, DYADIC's "Disclosure, Assignment, Confidentiality and Non-Compete Agreement," a copy of which is attached hereto as "Exhibit B."

C. Whereas, DYADIC desires to employ the Employee as its VICE PRESIDENT, MARKETING - BIOTECHNOLOGY SYSTEMS, a position on DYADIC'S Senior Management Team, and the Employee desires to work for DYADIC in that capacity, for good and valuable consideration as set forth herein, the Parties agree to define the terms and conditions of Employee's employment with DYADIC.

D. The term of this contract is for two [2] years, commencing on May 1, 2000, unless this Agreement is extended, modified or terminated in writing pursuant to the provisions stated herein.

E. The Parties agree that DYADIC has prior to the date of this Agreement, received satisfactory references and background checks pertaining to the Employee.

F. It is the intent of the Parties that during the term of this Agreement, that Employee's services to DYADIC will be on a full-time and exclusive basis. Employee agrees not to work, either on a part-time or independent contracting or consulting basis, with or without compensation, for any other business or enterprise during the Term without the Employer's prior consent. Such consent shall not be unreasonably withheld in the case of service on the boards of directors of other corporations and community organizations.

G. ***Relocation:*** The Parties acknowledge that the Employee's principal place of employment will be in Jupiter, Florida, and that DYADIC's normal preference and business practice is to have all employee's reside at or near the location of employment. However, consistent with the Parties intent as exhibited in Exhibit A hereto, DYADIC acknowledges and agrees that Employee may not relocate his family to his place of employment until July 2001, to allow, among other things, Employee's daughter to complete her High School education.

H. ***Definitions:*** For purposes of this Agreement, the Parties acknowledge that the following words and phrases shall have the meanings and definitions stated herein:

1. "Board of Directors" or "Board," shall mean the corporate Board of Directors of DYADIC;

2. "Termination for Cause" by the Employer shall mean, termination of the Employee's employment with DYADIC, upon written notice after a finding by DYADIC's President or Chief Operating Officer, of any of the following conditions:

   (a) Any harmful act that constitutes a willful and a continuing material failure by the Employee to perform the material and essential obligations under this Agreement (other than as a result of death, total or partial incapacity due to physical or mental illness or as a result of termination by the Employee for Good Reason or);

   (b) The Employee's conviction of a felony, or any willful perpetration by the Employee of a fraud or theft upon the Employer. A felony is defined as a criminal offense where the authorized punishment exceeds one year of imprisonment;

   (c) Any willful misconduct or bad faith omission by the Employee constituting dishonesty or fraud which is materially injurious to the financial condition or business reputation of the Employer or any of its affiliates;

   (d) A willful and materially injurious breach by the Employee of any restrictive covenant contained in Exhibit "B" of this Agreement.

   (e) Insubordination to the Employer's President or Chief Operating Officer.

   (f) Physical, verbal or sexual harassment of DYADIC's employees, customers or suppliers which results in a judgment of such by a court of record;

   (g) Possession, use or sale of illicit drugs on Employer's property or

reporting to or being at work under the influence of non-prescribed drugs or alcohol; and

(h) Anything in this Section to the contrary notwithstanding, the termination of the Employee's employment by the Employer is not considered to have been for cause if the termination resulted from:

(i) Bad judgment or mere negligence on the part of the Employee, made in good faith; or

(ii) An act or omission by the Employee that the Employee believed in good faith to have been in the interests of the Employer or not opposed to such interests; or

(iii) Any act or omission for which the Employee could be found to have met the applicable standard of conduct prescribed for indemnification, reimbursement, or payment of expenses under the practices of the Employer pursuant to the laws of the State of Florida, or under the directors' and officers' liability insurance of the Employer (if any) in each case as in effect on the actual and/or effective date of termination.

3. "Disability" means:

(a) Employee's absence from his duties with the Employer on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, subject to the Employer's duty to provide reasonable accommodations under the *American's With Disabilities Act*; or

(b) A physical or mental condition which prevents Employee from satisfactorily performing his duties with the Employer and such incapacity or condition is determined to be total and permanent by a physician selected by the Employer or its insurers and reasonably acceptable to Employee and/or his legal representative.

4. "Change of Control" means any event by which:

(a) Any person, corporate entity or group that, directly or indirectly through a merger or other business combination(s) involving the Employer, acquires within one (1) year following the date of such merger or business combination(s) the majority voting control of the current Employer's Board of Directors; or

(b) Any material change that would cause the Employer to cease to function in the biotechnology field, to include but not limited to receivership or control by a Court or Trustee in bankruptcy;

(c) Any other material change that would cause the Employer to cease to operate in the biotechnology field or in the State of Florida.

(d) The consummation of a consolidation or merger of the Employer in which the Employer is not the continuing or surviving corporation or pursuant to which the shares of the Employer's common, voting equity are to be converted into cash, securities or other property. For the purposes of this Agreement, a consolidation or merger with a corporation which was a wholly-owned direct or indirect subsidiary of the Employer immediately before the consolidation or merger is not a Change of Control;

(e) The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Employer's assets; or

(f) The approval by the Employer's shareowners of any plan or proposal for the liquidation or dissolution of the Employer.

5. "Cause For Termination By Employee For Good Reason" shall be deemed to mean the following:

(a) The Employer or its Board, materially violates any of the terms or provisions of this Agreement and such violation is not corrected or abated within thirty (30) days after written notice of such violation, describing the violation in reasonable detail, is given by the Employee to the Employer; or

(b) The Employee's duties and responsibilities to the Employer are substantially and/or materially diminished from the Employee's duties and responsibilities to the Employer as of the date of this Agreement; or

(c) The Employee's office shall be relocated, without his consent, to a location further than fifty (50) miles from his current office location as of the date of this Agreement; or

(d) The value of the Employee's base salary, including deferrals, as in effect as of the date of this Agreement is reduced or not increased as required by this Agreement, to include the Employer's seeking protection under the U.S. Bankruptcy laws, or receivership under law; or

(e) The Employer intentionally or negligently discontinues or adversely affects the Employee's participation in, eligibility for, or right to benefits under any bonus or other compensation plan or any life insurance, health, disability or similar welfare benefit plan in which the Employee participated or was eligible to participate in immediately prior to the date of this Agreement and in lieu thereof does not make available other similar plans which will, under all circumstances, provide at least as comparable benefits;

or

(f) The Employer fails to provide the Employee with the number of paid vacation days to which the Employee was entitled to receive or carryover in accordance with this Agreement;

(g) The Employer fails to pay, fails to continue or participate in or diminishes the benefits it is required to pay the Employee under its annual incentive plan at the levels required by this Agreement; and commensurate with the Employee's position; or

(h) The Employer fails to obtain its successors full assumption of the Employer's obligations under this Agreement prior to any change of control as defined in this Agreement; or

(i) The Employer purports to terminate the Employee's employment otherwise than as expressly permitted by this Agreement;

(j) Any failure by the Employer to comply with any of its material obligations under this Agreement, after Employee has given notice of such failure to the Employer and the Employer has not cured such failure promptly after its receipt of such notice.

II. EMPLOYMENT.

The Parties hereby agree and covenant that:

A. DYADIC hereby employees Employee as VICE PRESIDENT, MARKETING - BIOTECHNOLOGY SYSTEMS, to perform such duties as presently set forth in Exhibit "C" hereto and as may be determined and assigned to him by the President, Chief Operating Officer or the Board of Directors.

B. The Employee agrees to devote substantially all of his professional employment time and effort to his duties as an employee of DYADIC, consistent with the terms and conditions herein.

1. Unless terminated by DYADIC or Employee, as specifically provided herein, the term of this Agreement shall be for two [2] years from the effective date hereto, and automatically year-to-year thereafter except for Section D Severance Payments, with a salary review and consideration of increase based upon the Employee's performance for such calendar year.

2. DYADIC agrees to pay the Employee a salary of $135,000.00 per annum, payable in equal, semi-monthly installments in accordance with the Employer's customary payroll practices. The annual compensation may be, from time to time, increased by action of the Board or any appropriate Committee of the Board. Such action with respect to annual compensation

shall constitute an accepted amendment to this Agreement as evidenced by the appropriate action or resolution of the Board or such Committee of the Board. It is further understood and agreed that the granting of any performance or other bonus, in any given year, shall *not* constitute an Amendment to this Agreement.

3. *ANNUAL PERFORMANCE BONUS:* Consistent with Exhibit "A" hereto, the Employer agrees to pay the Employee an Annual Performance Bonus, which will be between 10 and 25 per cent of Employee's annual base salary. Criterion for such bonus shall include, but not be limited to, achieving partnerships for the use of DYADIC's technology, success of such partnerships in revenue produced for DYADIC, and the personal effort of the employee. Such bonus will not be unreasonably withheld by the Employer. Accounting details of such bonus calculation shall be supplied by the Employer to the Employee upon the Employee's request.

4. The Parties agree that nothing contained in this Agreement is intended to or shall be deemed to affect any of the Employee's rights as a participant under any retirement, stock option, stock purchase, pension ,insurance, profit-sharing, bonus or similar plans now or hereafter effectuated by the Employer. DYADIC recognizes that the Employee is induced in part to execute this Agreement and to accept compensation at the rate set forth herein, because he expects to be eligible and participate in such plans as are or may become in effect for the Employer's Employees or employees in general.

C. *ADDITIONAL COMPENSATION and BENEFITS.*

1. ***Medical Insurance:*** The Employer shall provide the Employee with access to a medical insurance plan consistent with those made available to other senior managers located at the Employer's corporate headquarters, at no cost to or responsibility by the Employer.

2. ***Relocation Expenses:*** The Employer agrees to allow relocation and temporary living expenses in an amount up to $40,000.00, that shall not be counted against the Employee's annual salary or performance bonus. The terms and conditions of such shall be as follows:

(a) All such expenses must be supported by receipts or invoices, and include but are not limited to, temporary living, travel back and forth to Pittsford, New York, moving of family and household belongings, sale of current residence in New York, and the purchase of a new residence.

(b) Any amounts reimbursed which are taxable to the Employee will be grossed up by 33% as an additional tax allowance at the conclusion of the relocation.

(c) The provisions of paragraphs numbered 1-5, on page 2 of Exhibit "A" hereto, are applicable with the exception of the figures in paragraph 5, which the Parties hereby agree should be in the amount of $40,000.00.

(d) The Parties further agree that while the Employee is expected to complete his family relocation as soon as possible consistent with paragraph I, G, above, but in any event no later than July 2001, that the aggregate amount of Employee's relocation and temporary living and travel expenses may be prorated during such relocation period, consistent with Exhibit "A."

3. *Vacation:* Employee shall receive three [3] weeks of vacation per annum. In addition to vacation, the Employee shall have four [4] personal days to be taken at the Employee's discretion, and all of the Employer's recognized holiday closings, currently at 8 ½ days per year.

4. *Stock Options:* Should DYADIC have a public offering, the Employee shall be granted options in accordance with the provisions of Exhibit "A" hereto.

5. *Employee Business Expenses:* Employee shall be reimbursed for any reasonable expenses prudently incurred in connection with his employment during the Term, upon presentation to the Employer of an itemized account and receipts of such expenses as required by the Employer's policies from time to time in effect.

D. SEVERANCE PAYMENTS.

The Parties further agree that if the Employee is terminated *without cause* by the Employer or its corporate successor within two [2] years of the date of this Agreement, that the Employee shall be paid an amount equal to one year's base salary, as computed by the Employee's base salary on the effective date of such termination, *in addition to* any payments for accrued expenses, unused vacation time and personal days.

III. TERMINATION OF THIS AGREEMENT.

A. ***Disability or Death***. If Employee's employment with the Employer ends by reason of his death or Disability (as defined in this Agreement), the Employer shall pay Employee (or his estate) all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including:

1. Base compensation;
2. Reimbursement for reasonable and necessary expenses incurred by Employee on behalf of the Employer during the Term;

3. Pay for earned but unused vacation and floating holidays;

4. All compensation Employee previously deferred (if any) to the extent not yet paid.

B. ***BY THE EMPLOYER:***

1. ***For Cause:*** If the Employer believes it can terminate the Employee for cause, at its sole option, it may immediately suspend the Employee's employment with pay effective upon written notice to the Employee. If this for cause reason is not curable within thirty (30) days, the Employee's employment shall be terminated by the Employer for cause on the thirtieth (30th) day following the Employee's receipt of such written notice. In the event that the Employee is terminated pursuant to this provision, and the for cause reason is not curable or cured within this time period, the Employee's suspension shall be without compensation from the date that the Employer notifies the Employee that this for cause reason is non-curable or not capable of being cured within the thirty (30) day time period.

2. ***Absent Cause:*** The Employer, at its sole option, may terminate the Employee's employment absent Cause. If such termination occurs at any time prior to two [2] years from the date of the execution of this Agreement, that will automatically entitle Employee to Severance Benefits pursuant to Section II of this Agreement. If such termination occurs two [2] years or more from the date this Agreement is signed, the Employer must either provide written notice to the Employee at least ninety [90] days prior to the effective date of termination specified in such notice, or pay the Employee ninety days of full salary and benefits as may be applicable at such time.

C. ***BY THE EMPLOYEE:***

1. ***For Good Reason:*** The Employee, at his sole option, may terminate his employment for Good Reason by providing written notice to the Employer at least thirty (30) days prior to the effective date of such termination of employment specified in such notice. If this cause for good reason is not curable within the thirty (30) day notice period, the Employee's employment shall be terminated for good cause on the thirtieth (30th) day following the Employer's receipt of such written notice.

2. ***Absent Good Reason:*** The Employee, at his sole option, after the first two (2) years of this Agreement, may terminate his employment absent Good Reason by providing written notice to the Employer at least ninety (90) days prior to the effective date of termination of employment specified in such notice. In the event that there is any change in control of the Employer as defined in section I (H)(4), above, then the provisions of Section IV, A, of this Agreement shall control absent any written agreement to the contrary.

D. *RIGHT TO CURE:*

1. ***Employee's Right to Cure:*** Notwithstanding the foregoing, if any cause for Employee's termination, is susceptible to cure and does not constitute a repetition of such Cause, the Employer shall not terminate the Employee's employment hereunder unless Employer first gives the Employee notice of its intention to terminate and of the grounds for such termination, and the Employee has not, within thirty (30) business days following receipt of the notice, cured such Cause. In the event such Cause is not susceptible to cure within such thirty (30) business day period, the Employer shall not terminate the Employee's employment if the Employee has taken all reasonable steps within such thirty (30) business day period to cure such Cause as promptly as practicable within twenty (20) additional days thereafter.

2. ***Employer's Right to Cure:*** Notwithstanding the foregoing, if any such Cause, is susceptible to cure by the Employer and does not constitute a repetition of such Cause, the Employee shall not terminate his employment for good reason unless he first gives the Employer notice of his intention to terminate his employment and the grounds for such termination, and the Employer has not, within thirty (30) business days following receipt of the notice, cured such Cause. In the event such Cause is not susceptible to cure within such thirty (30) business day period, the Employee shall not terminate his Employment if the Employer has taken all reasonable steps within such thirty (30) business day period to cure such Cause as promptly as practicable within twenty (20) days thereafter.

3. ***Notice Requirement:*** Any notice of termination of employment given by a party shall specify the particular suspension and/or termination provision(s) of this Agreement relied upon by such party, a reasonably detailed description of the facts and circumstances relied upon as providing a basis for the suspension and/or termination and, if applicable, the actions necessary to be taken to cure or correct the "for cause" reason for termination.

IV. MISCELLANEOUS PROVISIONS.

A. *SUCCESSORS:*

1. This Agreement is personal to the Employee and shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives or successors in interest. The Employee may designate a successor or successors in interest to receive any amounts due under this Agreement after the Employee's death. A designation of a successor in interest shall be made in writing, signed by the Employee, and delivered to the Employer. If the Employee has not designated a successor in interest, payment of such amounts shall be made to the Employee's estate.

2. This Agreement shall be binding upon the Employer and its successors and assigns.

3. The Employer shall require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Employer or any successor and without regard to the form of transaction used to acquire the operations or assets of the Employer to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean the Employer and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.

B. ***MITIGATION:*** The Employee shall not be obligated to seek other employment or to take other action to mitigate any amount payable to him under this Agreement.

C. ***DISPUTE RESOLUTION/ARBITRATION:*** The Employer and the Employee shall, when applicable, utilize the cure provisions and/or otherwise attempt to resolve between them any dispute that arises under this Agreement. If they cannot resolve their dispute within ten (10) days after either party submits a demand for arbitration to the other, then the issue shall be submitted to arbitration. If the parties do not agree to have their dispute heard by a single arbitrator, then each party will have the right to appoint one (1) arbitrator and those two (2) arbitrators will mutually select a third (3rd) arbitrator. The rules of the American Arbitration Association for the arbitration of employment disputes shall apply, and the decision of two (2) of the three (3) arbitrators shall be final.

The arbitrator(s) must reach a decision within sixty (60) days (after the selection of the third (3rd) arbitrator). The arbitration shall take place in Jupiter, Florida and the arbitration shall apply Florida law. Each party shall pay his or its own attorney fees and costs of arbitration, the fee of the arbitrator he or it selects, one-half (½) the fee of the third (3rd) arbitrator, and one-half (1/2) of the fees and expenses of the American Arbitration Association. In the event the Employee, or his beneficiaries, as the case may be, and the Employer shall disagree as to their respective rights and obligations under this Agreement, and the Employee or his beneficiaries are successful in establishing, privately or otherwise, that his or their position is substantially correct, or that the Employer's position is substantially wrong or unreasonable, the Employer shall pay all costs and expenses, including arbitration fees, attorney and expert fees and expenses, which the Employee or

his beneficiaries have or may incur in connection therewith in connection with any action for injunctive or equitable relief directly to the provider of the services or as may otherwise be directed by the Employee or his beneficiaries.

D. ***FAILURE, DELAY OR WAIVER:*** No course of action or failure to act by the Employer or the Employee shall constitute a waiver by such party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement shall be effective unless made in writing.

E. ***SEVERABILITY:*** Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement shall be deemed unenforceable under applicable law by a court having jurisdiction, such provision shall be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

F. ***NOTICE:*** All communications to parties required hereunder shall be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective four (4) days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one (1) of the above methods, to the other party.

G. ***AMENDMENT OR MODIFICATION:*** This Agreement cannot be changed, modified or terminated except in a writing and upon notice.

H. ***GOVERNING LAW:*** This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

I. ***COUNTERPARTS:*** This Agreement may be signed by Employee and on behalf of the Employer in one or more counterparts, each of which shall be one original but all of which together will constitute one and the same instrument.

J. ***CONFIDENTIALITY:*** Neither the Employee nor the Employer, Board Member of the Employer or Employer's Officers shall disclose any of the material and confidential terms of this Agreement or any material, proprietary or confidential information regarding the Employee's employment with the Employer to any other person [other than the Employer's Accountant(s), Counsel, the Employee's spouse, attorney, financial advisor(s) and accountant(s), each of whom shall agree to not further disclose the terms of this Agreement] without the prior written consent of the other Party, except as may be necessary or appropriate in the ordinary course

of the Employer's operations, and except as may be required by law.

IN WITNESS THEREOF, the Parties have duly executed this Agreement on the dates indicated:

DYADIC INTERNATIONAL, INC.

David Hooper

by: DAVID HOOPER,
Chief Operating Officer

Date: May 26, 2000

Ratnesh (Ray) Chandra

RATNESH (RAY) CHANDRA

Date: May 26, 2000

Exhibit A

DYADIC®
DYADIC INTERNATIONAL, INC.
140 INTRACOASTAL POINTE DRIVE, SUITE 404
JUPITER, FLORIDA 33477-5094 USA
561.743.8333 TEL
561.743.8343 FAX
http://www.dyadic-group.com

March 28, 2000
Ray Chandra
20 Devonwood Lane,
Pittsford, NY 14534

Dear Ray;

After discussing with you the position we are offering we have modified our offer to the following for the position of Vice President Marketing - Biotechnology Systems with Dyadic International, Inc. This offer reflects a different bonus parameter and a different allowance for moving. We have gone beyond our normal schedule we have followed with our other Vice Presidents in the area of a moving allowance and I believe that this should be satisfactory for you. I have also added another day unto when you must reply in order to give you sufficient time to digest this. We want an employee who is committed to our company and not one who will have second thoughts. We therefore feel it is important that you are sure this is the move for you.

We are prepared to offer you this position on the following terms and conditions to begin by May 1, 2000 or sooner. We will require an answer as to your acceptance or rejection of this offer by March 30th.

Annual Salary - $135,000 (To be reviewed on an annual basis for normal merit increases)
Performance Bonus - Annual bonus which would allow you to achieve between 10% to 25 % of your annual salary.
Details to be defined but will include:
- Achieving partnerships for the use of Dyadic technology
- Success of those partnerships in Revenue produced
- Personal effort

Medical Insurance - You may have access to a United Healthcare insurance medical plan but it fully paid for by the employee with no funding or responsibility by the company.

Reimbursed Relocation Expenses
-The company will allow relocation and temporary living expenses in total of $40,000. This must be supported by related expense accounts and invoices to include temporary living, travel back and forth to home, moving of family, moving of belongings, sale of current home, and purchase of new home. Any amounts reimbursed which are taxable to employee will be grossed up by 33% as a tax allowance at the conclusion of move.

You have indicated that for an extended period of over a year if you accept employment with Dyadic, you may choose to not relocate your family but commute between your

family home and Jupiter. We prefer our employee's to have their permanent residence in the location where they will be based as soon as possible after taking the position as we believe this is best for the family, employee and Dyadic. In your case we would honor your decision and reimburse you for your commuting air travel for the year and a half that you have requested. I have outlined in detail the basis for this reimbursement as we normally would expect only two to four months of commuting in such a move and we would not want misunderstandings arising in the future :

1. Airline tickets would be obtained or reimbursed by Dyadic for travel between Palm Beach Area and your home a maximum of once every two weeks. These tickets should be booked 30 days in advance to assure cheapest rates.
2. If the trip is combined with regular business travel only the additional cost for making such a detour would be charged to you as part of the moving costs. (With Saturday night stays this should be minimal)
3. The travel would be expected to be after 3:00 PM on a Friday and returning before 10:00AM on the Monday unless personal days or vacation days are used to extend the time.
4. The cost of the airline tickets would come under the overall moving allowance and thus be deducted from this.
5. Initial living expenses in Jupiter for the first month would be allowed as temporary living but would also come under the $32,000 maximum apron.

You would be expected to be residing permanently in the Jupiter, Florida area by July 2001 or wherever at that time the corporate Biotechnology headquarters is located.

Vacation - You will be allowed vacation of 3 weeks per annum. The company also closes for 8 and a half Holidays and allows employs 4 personal days to be taken at the employees discretion.

Severance Payment: You would be provided with a contract that would provide that if you were terminated without cause within the first two years of employment you would be entitled to severance of one years base salary.

Stock Options: If and when Dyadic has a Public offering of shares you would be granted stock options one quarter of a percent (0.25%) of the shares of Dyadic International, Inc. The specific conditions on the granting, vesting and exercising of the stock option are as follows:

Confidentiality:
You must not disclose the fact that you have been granted this stock option to anyone other than the President & CEO & C.O.O. of Dyadic, your attorney and immediate family.

Employment
In order for the stock option to be vested for each portion you must be an employee of Dyadic on each vesting date.

Vesting:
2 years after employment date 40% of options or 0.10% of the shares of Dyadic
3 years after employment date 60% of options or 0.15% of the shares of Dyadic
4 years after employment date 80% of options or 0.20 % of the shares of Dyadic
5 years after employment date 100% of options or 0.25% of the shares of Dyadic

Option Price
The Option Price for the stock will be 110% of the Initial Public Offering Price.

Exercise Time Limit:
The stock option must be exercised within one year from the latter of the Date of Vesting or the date the company initiates a public offering.

Continued Employment:
You must be directly employed by Dyadic International, Inc. or an affiliate at the time of exercising this stock option.

Invention Disclosure/Assignment, Confidentiality and Non-Compete Agreement

You would be asked to sign an employee secrecy agreement as per the attached. We understand that you have signed a Invention Disclosure/Assignment and Confidentiality agreement with your current employer Genencor International Inc, of which you have provided us a unsigned copy. We also understand that you have not signed a Non-Compete Agreement with your current employer.

The above offer is conditional upon us receiving satisfactory comments upon checking references of previous employers other than your current employer and performing a general background check.

If you except this offer based on the above conditions please sign below and return a signed copy to my attention. (note only fax if you speak to me directly first)

Best Regards

David Hooper

David Hooper
Chief Operating Officer

Accepted: Ratnesh (Ray) Chand
Date: March 28, 2000

Exhibit B

DYADIC INTERNATIONAL, INC.
INVENTION DISCLOSURE / ASSIGNMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT

It is my understanding that Dyadic International, Inc. and its Affiliates (hereinafter called "DYADIC") is engaged in the business of industrial biotechnology, specialty chemicals and minerals including research, development, and manufacturing. I also understand that, as is generally customary, DYADIC requires its employees to assign to it all right, title, and interest in and to all inventions, discoveries, improvements, and copyright able subject matter (hereinafter separately or collectively called "rights") in the field of employment of its various employees and that it is essential for the full protection of the business of DYADIC that employees shall not disclose classified company information regarding such business, with which information they have or may become acquainted during the period of their employment.

Therefore, in consideration of my employment or continued employment by DYADIC, or within two years after the termination of, my employment by DYADIC, have been or may be made or conceived by me, alone or with others, and within or arising out of any field of employment in which I have worked or shall work for DYADIC or its affiliates or arising out of any information regarding the business of DYADIC which has been or may be received by me while in DYADIC's employment.

I will fully disclose to DYADIC as promptly as available all information known or possessed by me concerning the rights mentioned in the preceding paragraph; and upon further request of DYADIC, and without further remuneration to me by DYADIC, but at the expense of DYADIC, I will execute all applications for patents and for copyright registration, assignments thereof, and other instruments and do all things which DYADIC may deem necessary to vest and maintain in it my entire right, title, and interest in and to all such rights.

If, in the course of my employment, I receive proprietary information of DYADIC relating to its business operations, equipment or products, I will retain all such information in confidence and will not disclose it to any third party, except in the necessary course of the performance of my employment, and for a period of five (5) years after my employment terminates. However, nothing herein will prevent disclosures by me of any information after it is available to the general public in printed publication, or of any information furnished to myself by a third party who is not then in default of any obligation to DYADIC regarding such information.

During the term of employment and for a period of three years after termination, Employee shall not, directly or indirectly, individually or in combination or association with any other person or entity:

1) solicit, or encourage any person, firm or entity to solicit, Customers or Potential Customers, or accept purchase orders from Customers or Potential Customers for any Products similar in nature to those sold or distributed by DYADIC as of the effective date of termination or any time during the two year period immediately prior to such date; or

2) interfere with the relationship of DYADIC and any of its employees, agents representatives, customers, suppliers or affiliates; or

3) attempt to divert from DYADIC any business in which DYADIC has been actively engaged during the employee's employment or any time during the two-year period immediately prior to termination; or

4) without the written approval of DYADIC's President, the employee will not control, invest in, accept employment with, participate in or be connected in any manner with the ownership, management, operation of any business engaged in "competition" with DYADIC.

This agreement is being executed in addition to any and all previous agreements relating to the same or similar matters which I may have entered into with DYADIC with respect for my present and any future period of employment by DYADIC. It shall inure to the benefits of the successors and assigns of DYADIC, and shall be binding upon my heirs, assigns, administrators, and representatives. No oral agreement, statement, or representation shall alter the provisions of this agreement.

Dated: March 28, 2000

Employee: Ratnesh (Ray) Chandra
(Signature)

20 Devonwood Lane
Pittsford, N.Y. 14534
(Employee's Address)

Exhibit C